Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Popular High Grade Fixed-Income Fund, Inc. of our report dated August 30, 2021, relating to the financial statements and financial highlights, which appears in Popular High Grade Fixed-Income Fund, Inc.’s Annual Report on Form N-CSR for the year ended June 30, 2021. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Highlights” and “Auditing Services” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Juan, Puerto Rico

March 8, 2022

PricewaterhouseCoopers LLP, 304 Ponce de Leon, Suite 800, San Juan, PR 00918

T: (787) 754 9090, www.pwc.com/us